IMMEDIATE	Sarah Roskowsky
Director of Marketing
Phone: (844) 844-8969
Email:sroskowsky@sussexbank.com

Charles A. Musilli

Appointed to the Boards of Sussex Bancorp & Sussex Bank

Rockaway, NJ, June 3, 2014 - Sussex Bancorp (the “Company”) (Nasdaq:SBBX), the holding company for Sussex Bank (the “Bank”) announced today that Charles A. Musilli, Senior Vice President and Chief Field Operations Officer of Selective Insurance Company of America, has been appointed to the Boards of Directors of the Company and the Bank. Mr. Musilli’s appointment was approved on May 28, 2014, and his term will begin on July 23, 2014.

Mr. Musilli is an accomplished senior insurance executive with extensive experience in underwriting, marketing, distribution management, product development, risk management and people leadership.

“We are very pleased to welcome Chuck to our Board of Directors,” said Edward Leppert, Chairman of the Board. “In addition to a fresh perspective and a different personal approach, Chuck also brings outstanding risk, finance and management expertise to our Board and to our Company. His corporate governance experience and proven business leadership will be extremely valuable in helping to guide Sussex Bancorp in the years ahead. I look forward to working with Chuck, and I know that his service will provide tremendous benefits to the Board and our entire organization.”

Mr. Musilli resides in Wantage, NJ, with his wife, Lora, and two sons. Mr. Musilli is a graduate of Rutgers University with a Bachelor of Arts degree in Psychology and holds the following professional designations: Chartered Property & Casualty Underwriter (CPCU), Certified Insurance Counselor (CIC) and Certified Risk Manager (CRM).

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Rockaway and Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Franklin, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, and Port Jervis, New York; loan production offices in Augusta and Rochelle Park, New Jersey, and Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta (Sussex County) and Rochelle Park (Bergen County), New Jersey.  For additional information, please visit the Company's website at www.sussexbank.com.